EXHIBIT 8.1

Subsidiaries

JURISDICTION OF INCORPORATION
ENTITY	OR ORGANIZATION
Stratasys, Inc.	Delaware
Objet Geometries Inc. (dba Objet Inc.)	Delaware
Stratasys AP Limited	Hong Kong
Stratasys Shanghai Ltd.	China
Stratasys GMBH	Germany
Technimold, S.R.L.	Italy
Stratasys Japan Co. Ltd.	Japan
Stratasys International Ltd.	Israel
Solidscape, Inc.	Delaware
Stratasys Advanced Technologies, Inc.	Delaware
Stratasys Singapore Pte. Ltd. (Singapore)	Singapore
Stratasys Latin America Representacao De Equipamentos Ltd.,	Brazil
Stratasys Korea Ltd.	Korea
Baccio Corporation	Delaware
MakerBot Industries, LLC	New York
Thinginverse, LLC	New York